SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                           NET PERCEPTIONS, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


               Delaware                                 41-1844584
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(State of Incorporation or Organization)  (I.R.S. Employer Identification No.)

7700 France Avenue South, Edina, Minnesota                  55435
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  (Address of Principal Executive Offices)               (Zip Code)

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), check the following box.  [   ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

      Securities Act registration statement file number to which this form relates: Not Applicable.

      Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class           Name of Each Exchange on Which
         to be Registered             Each Class is to be Registered
        -------------------           ------------------------------
          Not Applicable.                    Not Applicable.


     Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock, par value $.0001 per share
                 ------------------------------------------
                              (Title of Class)





EXPLANATORY NOTE: This Form 8-A/A is being filed to reflect the currently authorized capital stock of Net Perceptions, Inc. On May 25, 2000, the stockholders of Net Perceptions approved an amendment to Net Perceptions' Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. A Certificate of Amendment to Net Perceptions' Amended and Restated Certificate of Incorporation effecting this increase was filed with the Secretary of State of the State of Delaware on May 25, 2000. In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, the complete text of Item 1, as amended by this Form 8-A/A, is set forth below.

               INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

      Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, and 5,000,000 shares of preferred stock, $.0001 par value.

COMMON STOCK

      As of August 31, 2000, there were 26,734,375 shares of common stock outstanding that were held of record by approximately 243 stockholders.

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

      Our amended and restated certificate of incorporation authorizes 5,000,000 shares of preferred stock. As of August 31, 2000, there were no shares of preferred stock outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Net Perceptions without further action by the stockholders. For example, the board of directors could issue preferred stock that has the power to prevent a change of control transaction. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any of the preferred stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

      Our amended and restated certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might otherwise pay in the future for shares of common stock.

Certificate of incorporation and bylaws

      Blank check preferred stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

      Stockholder action. Our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. This provision could discourage potential acquisition proposals and could delay or prevent a change of control of Net Perceptions because a potential acquisition of Net Perceptions could not be approved by the stockholders without a duly called meeting.

      Requirements for advance notification of stockholder nominations and proposals. Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices at least 120 days prior to the anniversary date of the proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. The bylaws also include a requirement of advance notice for making nominations at special meetings. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

Delaware anti-takeover statute

      We are subject to section 203 of the Delaware General Corporation Law, which restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered under this provision to be a person owning 15% or more of the corporation's outstanding voting stock. Delaware law restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of the corporation's outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock, Delaware law prohibits significant business transactions such as:

      o a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

      o any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

      The prohibition against these transactions does not apply if:

      o prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the outstanding voting stock; or

      o the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of the outstanding voting stock.

      Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

LISTING

      Our common stock is currently quoted on the Nasdaq National Market under the trading symbol "NETP."


ITEM 2.  EXHIBITS.

         1. Amended and Restated Certificate of Incorporation, as amended***

         2.   Amended and Restated Bylaws*

         3.   Specimen Common Stock Certificate*

         4. Amended and Restated Investors' Rights Agreement, dated December 18, 1997, by and among Net Perceptions, Inc. and the investors and founders named therein, as amended*

         5. Registration Rights Agreement, dated as of February 14, 2000, by and among Net Perceptions, Inc. and the stockholders named therein**

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*   Incorporated by reference to Net Perceptions' Registration Statement on
    Form S-1 (Registration No. 333-71919).
** Incorporated by reference to Net Perceptions' Registration Statement on Form S-1 (Registration No. 333-31230).

*** Incorporated by reference to Net Perceptions' Quarterly Report on Form
    10-Q for the quarter ended June 30, 2000 filed with the Securities and Exchange Commission on August 11, 2000.




                                 SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              NET PERCEPTIONS, INC.


                              By  /s/ Thomas M. Donnelly
                                ------------------------------------------
                                Name:  Thomas M. Donnelly
                                Title: Senior Vice President of Finance
                                       and Administration, Chief Financial
                                       Officer and Secretary

Dated:  September 18, 2000





EXHIBIT
NUMBER     EXHIBIT
-------    -------
1.         Amended and Restated Certificate of Incorporation, as amended***

2.         Amended and Restated Bylaws*

3.         Specimen Common Stock Certificate*

4. Amended and Restated Investors' Rights Agreement, dated December 18, 1997, by and among Net Perceptions, Inc. and the investors and founders named therein, as amended*

5. Registration Rights Agreement, dated as of February 14, 2000, by and among Net Perceptions, Inc. and the stockholders named therein**

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*   Incorporated by reference to Net Perceptions' Registration Statement on
    Form S-1 (Registration No. 333-71919).
** Incorporated by reference to Net Perceptions' Registration Statement on Form S-1 (Registration No. 333-31230).
*** Incorporated by reference to Net Perceptions' Quarterly Report on Form
    10-Q for the quarter ended June 30, 2000 filed with the Securities and Exchange Commission on August 11, 2000.